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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2004

SEROLOGICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	10-26126 (Commission File Number)	58-2142225 (IRS Employee Identification No.)
5655 Spalding Drive, Norcross, GA (Address of Principal Executive Offices)	30092 (Zip Code)
(678) 728-2000 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

        On June 30, 2004, Serologicals Corporation ("Serologicals") announced that it entered into an agreement to acquire AltaGen Biosciences, Inc., the parent company of Sierra BioSource™, (together referred to as "AltaGen") a privately-owned company based in Morgan Hills, California. AltaGen offers research and development services in the areas of cellular and molecular biology, immunology, animal pharmacology, monoclonal antibodies and recombinant proteins, as well as in specialty cell culture development and purification. Under the terms of the agreement, Serologicals will purchase AltaGen for approximately $12 million in cash, less outstanding debt as of the closing date. Additional minimal cash payments under an earnout agreement may be due in December 2004. AltaGen is expected to generate approximately $7 million in revenue during full fiscal year 2004, which includes approximately 50% earned from research and development services provided to Serologicals. The transaction is expected to close during the third quarter of 2004 and is subject to customary closing conditions.

        The following Exhibit is furnished as part of this Report to the extent described in Item 9.

Exhibit No.	Description of Exhibits
99.1	Press Release dated June 30, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Serologicals Corporation (Registrant)
Date: June 30, 2004	By:	/s/ Harold W. Ingalls Harold W. Ingalls, Vice President/Chief Financial Officer

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SIGNATURES